Exhibit 23.2

CONSENT OF FORREST A. GARB & ASSOCIATES, INC.
INDEPENDENT PETROLEUM ENGINEERS

We consent to the reference to our firm under the caption “experts” in the Registration Statement and related Prospectus of Cano Petroleum, Inc. for the registration of up to 3,161,864 shares of its common stock and to the inclusion in the Registration Statement and related Prospectus of our estimates of reserves at July 1, 2006.

/s/ Mark A. Murray
FORREST A. GARB & ASSOCIATES, INC.

Dallas, Texas
June 8, 2007